UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]	Preliminary Information Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (1))

[X]	Definitive Information Statement

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Not Applicable
	(2)	Aggregate number of securities to which transaction applies: Not Applicable
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable
	(4)	Proposed maximum aggregate value of transaction: Not Applicable
	(5)	Total fee paid: Not Applicable

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing:

	(1)	Amount Previously Paid: Not Applicable
	(2)	Form, Schedule or Registration Statement No.: Not Applicable
	(3)	Filing Party: Not Applicable
	(4)	Date Filed: Not Applicable

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

July 20, 2022

Dear Stockholder:

This Information Statement is being furnished to holders of shares of common stock, par value $0.00001 per share (the “Common Stock”), of Artificial Intelligence Technology Solutions Inc. (the “Company”) with respect to the following items (the “Corporate Actions”):

1.          The election of Steve Reinharz as the sole director of the Corporation to serve for one year.

2.          The approval, on an advisory basis, of the compensation of the Corporation’s executive officers (“say-on-pay”).

3.          The approval, on an advisory basis, of the holding of a say-on-pay vote every three years.

4.          The approval of a Certificate of Amendment to the Company’s Articles of Incorporation to increase its authorized common stock by one billion (1,000,000,000) shares to a total of six billion (6,000,000,000) shares of common stock. The Certificate of Amendment will not be filed until at least 20 days after we file the Information Statement with the Securities and Exchange Commission and deliver the Definitive Information Statement to our shareholders of record.

Each of the Corporate Actions items was approved by shareholders holding a majority of our voting power on July 8, 2022 by written consent in lieu of an annual meeting of shareholders.

This Information Statement describes the purpose and provisions of the Corporate Actions and provides additional information about the Corporation.

For the Board of Directors of

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

By:  /s/ Steve Reinharz

Steve Reinharz

Chief Executive Officer

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

10800 Galaxie Avenue

Ferndale, MI 48220

July 20, 2022

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14C-2 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS

REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

The purpose of this Information Statement is to provide notice that the Company’s shareholders executed a written consent authorizing and approving the following corporate actions (the “Corporate Actions”):

1.   Re-elected Steve Reinharz as the sole director of the Corporation’s Board of Directors to serve a one-year term.

2.   Approved, on an advisory basis, the compensation of our executive officers as disclosed in this Information Statement.

3.   Approved, on an advisory basis, the proposal that the “say-on-pay” vote be held every three years.

4.   Approved a Certificate of Amendment to the Company’s Articles of Incorporation to increase its authorized common stock by one billion (1,000,000,000) shares to a total of six billion (6,000,000,000) shares. The Certificate of Amendment will not be filed until at least 20 days after the Definitive the Information Statement has been filed with the Securities and Exchange Commission and delivered the Information Statement to our shareholders of record.

The Board of Directors set June 29, 2022 as the record date for determining shareholders of record to receive this Information Statement. As required by SEC rules, we are distributing this Information Statement on or about July 20, 2022 to shareholders of record. Shareholders may also access the Information Statement online at www.aitx.ai/aitx-investors-corner/ and may request a copy, free of charge, by calling (877) 787-6268, sending an email to info@aitx.ai, or writing to AITX at 10800 Galaxie Avenue, Ferndale, Michigan 48220.

CORPORATE ACTIONS

1:	ELECTED STEVE REINHARZ AS THE SOLE DIRECTOR OF THE COMPANY’S BOARD OF DIRECTORS TO SERVE A ONE-YEAR TERM.

Our Board of Directors currently has only one member, with the director serving for a one-year term. Steve Reinharz, the Chief Executive Officer of the Company, has been elected to serve as the sole director for a one-year term.

Information Regarding Steve Reinharz

The following is biographical information about Mr. Reinharz:

Steven Reinharz, 50, founded Robotic Assistance Devices, Inc. (“RAD I”) and has been continuously employed by RAD I and its affiliated companies since that time. He serves as the Chief Executive Officer of RAD I. He became the Chief Executive Officer, Chief Financial Officer and Secretary of the Company on March 2, 2021 when Garett Parsons, the previous holder of these offices. resigned from those roles. Mr. Reinharz also became a member of the Board of Directors on that date and became the sole member of the Board of Directors on June 22, 2021 upon Mr. Parsons’s resignation as a director Mr. Reinharz resigned as Chief Financial Officer of the Company in June 2021 when Anthony Brenz was named to that position, and as Secretary of the Company in August 2021 when Mr. Brenz assumed that position. He is the holder of a majority of the capital stock of the Company. As Chief Executive Officer of the Company, Mr. Reinharz leverages his extensive knowledge and interest in robotics and artificial intelligence to design and develop robotic solutions that increase business efficiency and deliver immediate and impressive cost savings. Mr. Reinharz is an active voice in both the security and artificial intelligence industries. He started and ran his own security integration company from the age of 24 to 31, becoming one of California’s leading system integrators. Mr. Reinharz later was part of a team that successfully sold an integrator to a global security firm for $42 million and has held various other security industry roles. Mr. Reinharz is a leading member of several industry association committees, mostly through the Security Industry Association and is a contributor to and speaker at panels held by the Security Industry Association-sponsored International Security Conference (ISC)-East and -West conferences and by ASIS International. He is a native of Montreal and Toronto but has lived in Orange County, California since 1995. Mr. Reinharz earned a dual Bachelor of Science degree in Political Science and Commercial Studies. Mr. Reinharz spent the first five years with RAD/AITX without receiving pay.

2.	APPROVED, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS AS DISCLOSED IN THIS INFORMATION STATEMENT.

As required by Section 14A of the Exchange Act, the shareholders voted on and approved the compensation of the Company’s executive officers—the “say-on-pay” proposal—by adopting the following resolution:

“RESOLVED, that the compensation of the executive officers of Artificial Intelligence Technology Solutions Inc., as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, is hereby approved.”

The “say-on-pay” vote is advisory and therefore is not binding on the Board of Directors.

3.	APPROVED, ON AN ADVISORY BASIS, THAT A SHAREHOLDER VOTE ON THE “SAY-ON-PAY” PROPOSAL SHOULD BE HELD EVERY THREE YEARS.

As required by Section 14A of the Exchange Act, the shareholders voted on and resolved that the “say-on-pay” approval vote should be held every three years by adopting the following shareholder resolution:

RESOLVED, that the Company shall present to its shareholders an opportunity to approve the executive compensation programs and policies for and the compensation paid to the executive officers of Artificial Intelligence Technology Solutions Inc. and any other executive officers then in office (a “say-on-pay” vote) every three years.

The frequency of the “say-on-pay” approval votes is advisory and therefore is not binding on the Board of Directors.

4.	APPROVED A CERTIFICATE OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE BY ONE BILLION (1,000,000,000) SHARES THE AUTHORIZED COMMON STOCK OF THE COMPANY.

The shareholders voted on and approved a Certificate of Amendment to the Company’s Articles of Incorporation to increase its authorized common stock by one billion (1,000,000,000) shares to a total of six billion (6,000,000,000) shares of common stock. The Company expects to file the proposed Certificate of Amendment, attached as Appendix A to this Information Statement, 20 days after the Definitive Information Statement is first delivered to our shareholders. The Certificate of Amendment will become effective when it has been accepted for filing by the Secretary of State of the State of Nevada.

When the Certificate of Amendment has become effective, the total number of shares of all classes that the Company will have authority to issue is six billion twenty million (6,020,000,000) shares, of which six billion (6,000,000,000) are shares of common stock, par value $0.00001 per share, and twenty million (20,000,000) are shares of preferred stock.

VOTING RIGHTS OF SHAREHOLDERS

The Nevada Business Corporations Act. Section 78.320 of the Nevada Revised Statutes, provides, in substance, that, unless a corporation’s Articles of Incorporation provides otherwise, shareholders may take an action without a meeting of shareholders and without prior notice if a consent or consents in writing that sets forth the action so taken is signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve that action at a shareholders meeting. The action becomes effective when written consents from holders of record of a majority of the outstanding voting power are executed and delivered to the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS

As of June 29, 2022 (the “record date”), there were 4,945,967,695 shares of Common Stock issued and outstanding, 3,350,000 shares of Series E Preferred Stock issued and outstanding, and 2,532 shares of Series F Preferred Stock issued and outstanding. Each share of Common Stock has one vote. There is no cumulative voting. However, under the Company’s Articles of Incorporation, the Series E Convertible Preferred Stock (the “Series E Shares”) has voting rights equal to twice the number of votes of all outstanding shares of capital stock; that is, the holders of Series E Shares will always have two-thirds (2/3rds) of the voting power of the Company.

APPROVAL OF CORPORATE ACTIONS

The shares of Series E Preferred Stock as a group are entitled to take an action by written consent or vote equal to 66.7% of the total voting shares outstanding. On July 8, 2022, the Company received written consents to the election of Mr. Reinharz as the sole director and to the approval of the “say-on-pay,” frequency of “say-on-pay,” and Certificate of Amendment resolutions. The consents were received from the sole Series E Preferred Stock shareholder, Steve Reinharz, the Chief Executive Officer and sole director of the Company. who held all 3,350,000 Series E Shares, representing 67.86% of the voting power of the Company as of the record date. As a result, Mr. Reinharz was re-elected as the sole director and all three resolutions were approved.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

The following table sets forth the names, positions and ages of our directors and executive officers as of the date of this report. Our directors serve for one year and until their successors are elected and qualified. Our officers are appointed by the Board to a term of one year and serve until their successor is duly elected and qualified, or until they are removed from office.

Name	Age	Position(s)

Steven Reinharz	50	Chief Executive Officer and Director

Anthony Brenz	61	Chief Financial Officer and Secretary

Mark Folmer	49	President of Robotic Assistance Devices, Inc. (RAD I)

Business Experience

Steven Reinharz: See biography under Corporate Action 1.

Anthony Brenz joined RAD I as its Chief Financial Officer in April 2021, became the Chief Financial Officer of the Company in June 2021, and became the Secretary of the Company in August 2021. Before joining AITX, Mr. Brenz was the Vice President/Director of Finance for AirBoss Flexible Products Company in Auburn Hills, Michigan from 2018-2020, and the Chief Financial Officer and Vice President of Finance of Thomson Aerospace & Defense in Saginaw, Michigan from 2014-2018. Mr. Brenz, a resident of Michigan, is a Certified Public Accountant and earned a Bachelor of Accountancy degree from Walsh College of Business and Accountancy.

Mark Folmer became the President of RAD I in July 2021. Mr. Folmer previously served as the Chief Operating Officer of RAD I from March 2021 to July 2021, and as the Vice President, Security of RAD I from July 2021 to March 2021. Before joining RAD I, Mr. Folmer was the Vice President, Security Industry, of TrackTik, a company based in Montreal, Quebec that offers mobile and web -based software designed for the security service industry from 2016-2020. In 2009, Mr. Folmer founded and continues to serve as the principal of FOLMSECUR in Montreal, Quebec, which provides clients in corporate, private and governmental sectors with physical security consulting services. Mr. Folmer, a resident of Montreal, received a Commerce Degree (DEC) from Marianopolis College, in Montreal, Quebec, and a BComm (HR Management and International Business) from Concordia University in Montreal, Quebec.

Family Relationships

There are no family relationships among the executive officers of the Company.

Involvement in Certain Legal Proceedings

During the past 10 years, none of the Company’s executive officers were involved in any of the legal proceedings listed in Item 401(f) of Regulation S-K.

TRANSACTIONS WITH RELATED PERSONS

The Company does not have a written policy for the review, approval or ratification of transactions with related parties or transactions that involve a potential conflict of interest. When such transactions arise, they are referred to the Board for its consideration.

The Company has a loan payable to a related party. During the year ended February 28, 2022, the Company made net repayments to the related party of $803,394. The remaining balance due to the related party at that date was $193,556. Included in the balance is $108,000 of deferred salary, $90,000 of which bears interest at a rate of 12% per annum, and $2,700 of accrued interest. During the year ended February 28, 2021, the Company made net repayments to the related party of $693,049. The remaining balance due to the related party at that date was $904,806, of which $118,098 was accrued interest.

During the year ended February 28, 2022, the Company was charged $2,258,819 in consulting fees for research and development by a company partially owned by a principal shareholder.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of the forms we received, or written representations that no other reports were required, and to the best of our knowledge, we believe that all of our officers, directors, and owners of 10% or more of our Common Stock filed all required Forms 3, 4, and 5.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all executive officers and directors of the Company, as well as to all other employees of the Company. The Company believes its code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely, and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of violations; and provide accountability for adherence to the provisions of the code of ethics.

CORPORATE GOVERNANCE

Director Independence

The Company currently has one employee director, Mr. Reinharz, but has no independent directors, as that term is defined in the listing standards of The NASDAQ Stock Market. Our securities are not quoted on an exchange requiring that a majority of our Board members be independent, and the Company is not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors. As with most small, early stage companies, until such time that the Company further develops its business, achieves a stronger revenue base and has sufficient working capital to purchase directors and officer’s insurance, the Company does not have any immediate prospects to attract independent directors.

Board Meetings and Committees; Annual Meeting Attendance

Board Meetings

Because the Board of Directors has only one director, the Board did not hold any meetings in 2021. The Board approved corporate actions by means of Actions by Unanimous Written Consent of the Board.

Board Committees: Compensation Committee, Nominating Committee, Corporate Governance Committee

Mr. Reinharz, the Chief Executive Officer of the Company, serves as the sole director of the Board of Directors. As a result, the Company We do not have a separately designated compensation committee, nominating committee or corporate governance committee. The functions of those committees are undertaken by Mr. Reinharz. Because the Company has only one director, the establishment of committees of the Board would not provide any benefits to the Company and could be considered mere form over substance.

Nomination of Candidates for the Board of Directors

As noted above, the Company has no nominating committee. Since the most recently completed fiscal year, there have been no material changes to the procedures by which shareholders may recommend nominees to the Board. The Company has no policy regarding the consideration of any director candidates that may be recommended by our shareholders, including the minimum qualifications for director candidates, and has no established process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed. Our sole director has not considered or adopted any of these policies, as the Company has never received a recommendation from any shareholder for any candidate to serve on our Board. Given the Company’s relative size and lack of directors’ and officers’ insurance coverage, it is not anticipated that any of our shareholders will make such a recommendation in the near future. Nevertheless, although no nominations of additional directors have been proposed, if such a proposal is made, all then-current members of the Board will participate in the consideration of director nominees.

Audit Committee; Audit Committee Financial Expert

Our sole director is not an  “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. When the Company is able to expand our Board of Directors to include one or more independent directors, the Company intends to establish an Audit Committee of our Board of Directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Moreover, the Company is not subject to any law, rule or regulation requiring it to establish or maintain an Audit Committee or other Board committee.

Shareholder Communications

Shareholders may send communications to the Company’s Board of Directors by sending an email to info@aitx.ai.

Employee, Officer and Director Hedging

The Company currently has no policy against the hedging of the Company’s equity securities by its director, executive officers or employees. The Board intends to institute such a policy in the next fiscal quarter and will post a copy of the policy on the Company’s website.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

2022 AND 2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary or Fees ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Steven Reinharz, Chief Executive Officer,	2022	240,000	1,429,328	1,979,500	69.350	—	—	—	3,718,178
Chief Financial Officer, Secretary(1)	2021	216,000	—	—	—	—	—	—	216,000

Anthony Brenz, Chief Financial Officer(2)	2022	155,928	6,000	—	—	—	—	—	161,928

Mark Folmer, President of RAD I	2022	191,173	10,000	—	—	—	—	—	201,173
(all amounts shown in CAD)(3)

Garett Parsons, President,	2021	93,422	—	—	—	—	—	—	93,422
Chief Executive Officer and
Chief Financial Officer(4)

__________

(1)	Mr. Reinharz was appointed Chief Executive Officer, Chief Financial Officer and Secretary of the Company on March 2, 2021. Mr. Reinharz resigned his position as Chief Financial Officer on June 24, 2021, appointing Anthony Brenz as Chief Financial Officer

(2)	Mr. Brenz was appointed Chief Financial Officer on June 24, 2021.

(3)	Mr. Folmer was appointed President on July 1, 2021.

(4)	Mr. Parsons resigned his positions as Chief Executive Officer, Chief Financial Officer and Secretary of the Company on March 2, 2021 and resigned as a director in June 2021.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for the Company’s three executive officers as of February 28, 2022:

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven Reinharz	0	10,000,000	10,000,000	$0.15	April 9, 2024	0	0	770.5	$770,500

Steven Reinharz	0	30,000,000	30,000,000	$0.25	April 9, 2024	0	0	0	0

Anthony Brenz	0	0	0	0	0	0	0	0	0

Mark Folmer	0	0	0	0	0	0	0	0	0

Compensation of Chief Executive Officer

On April 9, 2021 Mr. Reinharz entered into an employment agreement with the Company in connection with his service as Chief Executive Officer. The agreement began on April 9, 2021 and has a three-year term, renewable thereafter on an annual basis if neither party files a notice of termination at least 90 days before the term renewal date. The agreement provides for compensation to Mr. Reinharz of $240,000 base salary (to be reviewed annually by the Board of Directors) and bonuses to be granted at the discretion of the Board. In addition, the Company will make stock option awards to Mr. Reinharz under the following conditions:

Award #1:	Mr. Reinharz shall be granted an award of ten million (10,000,000) shares/options/warrants if Objective #1 is achieved: the price per share of the Company’s Common Stock has increased in value to an average of $0.30 for ten (10) days in a thirty-day trading period. (For example, pursuant to a Company stock plan, if one is adopted, Mr. Reinharz may elect to exercise Award #1 on a cash or cashless basis at an exercise price of $0.15 per share/option/warrant.)

Award #2:	Mr. Reinharz shall be granted an award of thirty million (30,000,000) shares/options/warrants if Objective #2 is achieved: the price per share of the Company’s Common Stock has increased in value to an average of $0.50 for ten (10) days in a thirty-day trading period. (For example, pursuant to a Company Stock Plan, if one is adopted, Mr. Reinharz may elect to exercise Award #2 on a cash or cashless basis at an exercise price of $0.25 per share/option/warrant.)

On July 12, 2021 the Company and CEO amended the April 9, 2021 Employment Agreement effective July 1, 2021 whereby the following objectives and awards were added to the two existing ones:

Award #3:	Mr. Reinharz shall be granted an award of five hundred (500) shares of Series G Preferred Stock If Objective #3 is achieved: sales in any fiscal quarter exceed the total sales in fiscal year 2021 for the first time..

Award #4:	Mr. Reinharz shall be granted an award of two hundred fifty (250) shares of Series G Preferred Stock if Objective #4 is achieved: one hundred fifty (150) devices are deployed in the marketplace.

Award #5:	Mr. Reinharz shall be granted an award of two hundred fifty (250) shares of Series G Preferred Stock if Objective #5 is achieved: if year-to-date sales at any point in fiscal year 2022 exceed one million dollars ($1,000,000).

Award #6:	Mr. Reinharz shall be granted an award of two hundred fifty (250) shares of Series G Preferred Stock if Objective #6 is achieved: the price per share of Common Stock has increased to and maintains a price of ten cents ($0.10) or more for ten (10) days in a thirty-day period.

Award #7:	Mr. Reinharz shall be granted an award of five hundred (500) shares of Series G Preferred Stock if Objective #7 is achieved: the price per share of Common Stock has increased to and maintains a price of Twenty Cents ($0.20) or more for ten (10) days in a thirty-day period.

Award #8:	Mr. Reinharz shall be granted an award of five hundred (500) shares of Series G Preferred Stock if Objective #8 is achieved: the RAD 3.0 products are launched into the marketplace by November 30, 2022.

Award #9:	Mr. Reinharz shall be granted an award of five hundred (500) shares of Series G Preferred Stock if Objective #9 is achieved: RAD receives an order for fifty (50) units from a single customer.

The fair value of the first two awards to Mr. Reinharz was $69,350, obtained through the use of the Monte Carlo method, with a charge to stock- based compensation and a corresponding charge to paid-in capital. The fair value of the remaining rewards to Mr. Reinharz was determined by calculating the vesting amounts of each reward, determining for each reporting period the requisite service rendered, and applying that against the cash redemption value of the number of shares of Series G Preferred Stock issuable for each tier in the Employment Agreement. For the period ended February 28, 2022, that amount totaled $1,979,500, with a charge to stock-based compensation and a corresponding charge to incentive compensation plan payable. With the achievement of Objectives 3, 4,5 and 8, the related equity awards were made to Mr. Reinharz, resulting in the issuance of 1,500 shares of Series G Preferred Stock, which were redeemed during the year ending February 28, 2022 for $1,500,000 in cash. As part of each award, the Company is responsible for grossing up the value of the award and has accrued additional compensation for the estimated taxes to be paid by Mr. Reinharz.

Compensation of Chief Financial Officer

On April 20, 2021, the Company entered into a letter agreement with Anthony Brenz for an annual base salary of $180,000, a discretionary quarterly bonus, and future participation in the Company’s 2021 Incentive Stock Plan. Mr. Brenz began his employment as the Chief Financial Officer with RAD I on April 26, 2021. Mr. Brenz was then appointed as the Company’s Chief Financial Officer on June 24, 2021. His base salary was increased to an annual base salary of $190,000 on January 1, 2022.

Compensation of President of RAD I

On July 1, 2021, Mark Folmer was appointed President of RAD I and entered into a compensation agreement for an annual base salary of $200,000 CAD, a discretionary quarterly bonus, and future participation in the Company’s 2021 Incentive Stock Plan. Prior to his appointment as RAD I’s President, Mr. Folmer was compensated as a contractor at an annual base rate of $144,600 USD.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At July 7, 2022, AITX had 4,945,967,695 shares of Common Stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our Common Stock as of July 7, 2022, and reflects:

●	each of our executive officers;

●	each of our directors;

●	all of our directors and executive officers as a group; and

●	each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock.

Information on beneficial ownership of securities is based upon a record list of our shareholders. Beneficial ownership has been determined in accordance with Rule 13d-3(d)(1) under the Exchange Act. Based on the information furnished to us, the Company believes that each of the persons and entities named in the table below has sole voting and investment power with respect to all shares of Common Stock that he beneficially owns, subject to applicable community property laws, except as otherwise provided below.

	Amount and Nature of	Percent of
Name	Beneficial Ownership (1)	Common Stock (2)

Named Executive Officers and Directors:
Steven Reinharz (3)	11,725,186,054	68.71%
Anthony Brenz	[0]	[0]
Mark Folmer	[0]	[0]

All executive officers and directors as a group (3 persons)	[11,725,186,054]	68.71%

5% Shareholders:
Steven Reinharz	11,725,186,054	68.71%

__________

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or exercisable within 60 days of the date of this table. In determining the percent of Common Stock owned by a person or entity as of the date of this proxy statement, (a) the numerator is the number of shares of Common Stock beneficially owned by the person, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of Common Stock outstanding on as of July 7, 2022, and (ii) the total number of shares that the beneficial owner may acquire upon exercise of the derivative securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(2)	Based on 4,945,967,695 shares of Common Stock outstanding as of July 7, 2022.

(3)	Mr. Reinharz holds (a) 2,450 shares of Series F Convertible Preferred Stock and (b) 3,350,000 shares of Series E Preferred Stock. If Mr. Reinharz converted the 2,450 shares of the Series F Convertible Preferred Stock, he would receive 11,725,186,054 shares of Common stock, which is reported in the table as if the conversion has occurred. In addition, the outstanding 3,350,000 shares of Series E Preferred Stock held by Mr. Reinharz have a vote equal to twice the number of votes of all outstanding shares of Common Stock. As a result, Mr. Reinharz holds 2/3rds of the voting power of all shareholders at any time a corporate action requires a shareholder vote.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2023 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules

Any proposal of a shareholder intended to be included in a proxy statement and form of proxy/voting instruction card for any 2023 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 31, 2022, unless the date of any such 2023 Annual Meeting is more than 30 days before or after July 15, 2022, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals must be addressed to AITX at 10800 Galaxie Avenue, Ferndale, Michigan 48220, Attention: Corporate Secretary.

AVAILABILITY OF SEC FILINGS and CODE OF ETHICS

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all amendments to those reports, our Code of Ethics and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of our Common Stock are posted on and may be obtained on the Investors Corner page of our website at AITX Investor's Corner at www.aitx.ai/aitx-investors-corner/ without charge, or may be requested (exclusive of exhibits), at no cost by mail addressed to AITX at 10800 Galaxie Avenue, Ferndale, Michigan 48220, Attention: Corporate Secretary.

DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are being sent only one Information Statement unless those holders have requested to receive separate copies of these materials. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact AITX by writing to Investor Relations, AITX, 10800 Galaxie Avenue, Ferndale, Michigan 48220, or by email to info@aitx.ai. We will promptly deliver a separate copy to you upon written or oral request.

MISCELLANEOUS

Web links throughout this Information Statement are provided for convenience only, and the content on the referenced websites are not incorporated into and do not constitute a part of this Information Statement.

APPENDIX A

The Articles of Incorporation of Artificial Intelligence Technology Solutions Inc. are

amended as follows:

Article V shall be modified as follows:

ARTICLE V

CAPITAL STOCK

Number and Designation: The total number of shares of all classes that this Corporation shall have authority to issue shall be 6,020,000,000, of which 6,000,000,000 shall be shares of common stock, par value $0.00001 per share, and 20,000,000 shall be shares of preferred stock

A-1